EX-10.36

CURTISS-WRIGHT CORPORATION

RETIREMENT PLAN

As Amended and Restated effective January 1, 2001

ELEVENTH INSTRUMENT OF AMENDMENT

Recitals:

1.	Curtiss-Wright Corporation ("the Company") has heretofore adopted the Curtiss-Wright Corporation Retirement Plan (“the Plan").

2.	The Company caused the Plan to be amended and restated in its entirety, effective as of January 1, 2001, and has since caused the Plan to be further amended.

3.

Subsequent to the most recent amendment of the Plan, it has become necessary to further amend the Plan for the merger of the Curtiss Wright Electro-Mechanical Division Pension Plan (the “EMD Plan”) into this Plan (the “Plan”).

4.	Sections 12.01 and 12.02 of the Plan permit the Company to amend the Plan, by written instrument, at any time and from time to time.

Amendment to the Plan:

For the reason set forth in the Recitals to this Instrument of Amendment, the Plan is hereby amended in the following respects:

1.	The EMD Plan shall be, and hereby is, merged into the Plan, effective January 1, 2007, with the surviving plan being the Plan.

2.

Effective January 1, 2007, the liability for benefits of as well as the assets of the EMD Plan shall become the obligation and assets of the Plan and the participants (and beneficiaries thereof) of the EMD Plan shall look to the assets of the Plan for payment of their benefits and as of that date the liability of the EMD Plan for such benefits shall cease.

3.

The trustee of the master trust of the Plan shall be, and hereby is, authorized to accept a transfer of the assets of the EMD Plan from the trustee of the said Plan, such transfer to occur as soon as practicable on or after January 1, 2007.

4.

As of January 1, 2007, the trustee of the master trust of the Plan shall hold the commingled assets of the EMD Plan as part of the trust of the Plan for the exclusive benefit of all participants and beneficiaries of the Plan.

5.	The Plan shall be amended in principle effective January 1, 2007 as follows, except as provided in paragraphs 2 and 3 below:
(a)

Benefit formulas will be preserved, based upon the provisions of the EMD Plan immediately prior to their merger into the Plan, with respect to those terminated members whose benefits must be preserved in accordance with applicable law.

(b)

Benefit formulas will be preserved, based on the provisions of the EMD Plan immediately prior to the merger into the Plan, with respect to current participants, alternate payees, newly hired employees and employees hired through merger or acquisition.

(c)

The rights and benefits of all members under the Plan shall be uniform to the extent reasonably practicable and not inconsistent with the requirements of Section 411(d)(6) of the Internal Revenue Code (the “Code”).

(d)	The Board of Directors shall have the sole authority to amend, merge or otherwise modify the Plan except to the extent the Board may expressly delegate such authority.

6.

The foregoing resolutions are subject to and conditioned upon said resolutions not adversely affecting the continued qualified status of the Plan under Section 401 of the Code or the tax-exempt status of their related trust under Section 501 of the Code.

7.

The Benefits Committee and any proper officer or officers of the Employer are hereby authorized and empowered to do or cause to be done all such further acts and things as shall be necessary and proper to implement the foregoing resolutions or to maintain the qualified status of the aforesaid Plan, including but not limited to preparation of an amendment to the Plan reflecting the preserved benefits described in these resolutions.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.